EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-104663 and 333-201715), Form S-3 (File No. 333-185400) and registration statement on Form S-4 (File No. 333-171504) of Chemung Financial Corporation of our report dated March 13, 2019, related to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Chemung Financial Corporation for the year ended December 31, 2018.

/s/ Crowe LLP

Livingston, New Jersey

March 13, 2019